SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 12, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

CATERPILLAR COMFORTABLE WITH ANALYSTS' CONSENSUS
FOR 1999, BUT EXPECTS WEAK FIRST QUARTER

     Caterpillar Inc. announced today that it expects first-quarter sales and revenues to be considerably below fourth-quarter 1998 with profit per share about 50 percent less than both the first-quarter consensus estimate of $0.84 and fourth-quarter's profit per share of $0.83.
     The most significant factor affecting first-quarter results compared with the fourth quarter 1998 will be lower machine sales volume, as well as engine sales volume which is normally higher in the fourth quarter. The lower sales volume is due to depressed demand from agriculture, mining, and oil and gas customers and to economic conditions in Latin America, especially Brazil. While demand in the U.S. is strong, the competitive pricing environment continues.
     As a result of these factors, the company is implementing actions to reduce costs. These include selected production schedule cuts, employment reductions and/or temporary plant shutdowns at facilities in the United States, Latin America and Europe. Other actions include reducing inventory, SG&A and R&D.
     The company expects to benefit from the actions being taken and from a stronger second half 1999 compared to the first half. The company's current outlook for 1999 is for sales and revenues to be slightly below 1998's record level. Profit per share is expected to be 10 percent to 15 percent lower than 1998 primarily because of the sales volume decrease, an adverse product mix and the continuing competitive pricing environment.

                          *   *    *
     The information above is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission on January 20, 1999.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


CATERPILLAR INC.


By:  /s/ R. Rennie Atterbury III
         R. Rennie Atterbury III
             Vice President


Date:  March 12, 1999